Exhibit 10.37

Policy on Cash Bonus Awards and Equity Awards “Clawback” for CDI Corp. and its Related Companies

All cash bonus awards and all equity awards made within the CDI organization are made on the assumption that the information on which they are based is correct. If, after an award is made, it is determined that the award was based on incorrect information, the Company, at the discretion of the CDI Corp. Compensation Committee (“the Committee”), may cancel and recoup (or “claw back”) all or such portion of the award as the Committee deems appropriate.

This policy will apply whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). The Committee will have the discretion to treat employees who received an award based on incorrect information differently depending on an employee’s degree of involvement in causing the error, an employee’s assistance in discovering and/or correcting the error, and any other facts that the Committee determines to be relevant.

The Company will take such action as it determines to be warranted with respect to employees the Company determines to have caused the error, including disciplinary measures up to and including termination of employment and, with respect to any employee reasonably believed to have engaged in intentional misconduct (including fraud), the initiation of appropriate legal proceedings.

In the event the Committee decides to cancel and claw back an award, the employees who are subject to the cancellation and claw back will be so notified and will be required to return to the Company the amount of the cash bonus and/or the equity units received in the award within the timeframe specified by the Committee. If an employee does not return the amount of the cash bonus and/or the equity award as instructed by the Committee, the Company will, in its discretion, take all action that it deems appropriate, including legal action and setting off the amount to be returned against other amounts payable by the Company to the employee, in order to effect the return.

In this policy “Company” refers to CDI Corp., CDI Corporation or any other company in the CDI organization, as the context requires. “Equity” means stock options, restricted stock, time-vested deferred stock, performance-contingent deferred stock, any other stock-related award under the CDI Corp. 2004 Omnibus Stock Plan and any matching stock-related contribution under the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors. “Equity” also includes any shares of CDI stock into which an award of equity units may have been converted and, if those shares have been sold, the proceeds, including any gain, from the sale of such shares. “Cash Bonus” includes cash commissions. “Employees” includes former employees and independent contractors.

The Company’s rights under this policy are in addition to any other clawback or other rights it may have in any other policy or agreement.